EXHIBIT 99.2

SUPERGEN, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                The following unaudited pro forma combined condensed statements of operations for the year ended December 31, 2005 and three months ended March 31, 2006 combine the historical consolidated statements of operations of SuperGen, Inc. (“SuperGen,” or “the Company”) and Montigen Pharmaceuticals, Inc. (“Montigen”) giving effect to the merger as if the merger had occurred on January 1, 2005.  The unaudited pro forma combined condensed balance sheet as of March 31, 2006 combines the historical condensed consolidated balance sheets of SuperGen and Montigen giving effect to the merger as if the merger had occurred on March 31, 2006.

                On April 4, 2006, SuperGen completed the acquisition of Montigen.  The acquisition has been treated as a purchase for accounting purposes, and as such, the Montigen assets acquired and liabilities assumed have been recorded at fair value.  The purchase price for the acquisition, including transaction costs incurred by SuperGen, has been allocated to the assets acquired and liabilities assumed based on preliminary estimates of the fair values at the date of acquisition.

                The allocation of purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values.  At the date of acquisition, Montigen was a development stage enterprise.  The purchase price for Montigen was allocated to the tangible and intangible assets acquired and liabilities assumed based on their preliminary estimates of fair value at the acquisition date.  The Company has engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identified intangible assets, and certain tangible assets.  Such a valuation requires significant estimates and assumptions including but not limited to:  determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates.  The Company believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions.  The fair value estimates for the purchase price allocation may change as the valuation is finalized and if additional information becomes available.

                The unaudited pro forma combined condensed financial statements are provided for informational purposes only.  The unaudited pro forma combined condensed financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future.  Furthermore, no effect has been given in the unaudited pro forma combined condensed statement of operations for synergistic benefits that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.  The audited pro forma combined condensed financial statements should be read in conjunction with the respective historical financial statements of SuperGen and Montigen and the related notes thereto.

SUPERGEN, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2006

(In thousands)

			Pro Forma (Note 2)
	SuperGen	Montigen	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$48,422	$706	$(9,100	)(1)	$40,028
Accounts receivable, net	675	—	—		675
Due from related parties	—	31	—		31
Inventories	1,320	—	—		1,320
Prepaid expenses and other current assets	1,796	1	—		1,797
Total current assets	52,213	738	(9,100)		43,851

Marketable securities, non-current	238	—	—		238
Investment in stock of related parties	880	—	—		880
Due from related parties, non-current	52	—	—		52
Property, plant and equipment, net	2,760	405	—		3,165
Goodwill	731	—	—		731
Other intangibles, net	194	—	1,276	(2)	1,470
Restricted cash and investments, non-current	20,455	—	—		20,455
Other assets	30	5	—		35
Total assets	$77,553	$1,148	$(7,824)		$70,877

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,532	$240	$—		$2,772
Derivative liability	8,143	—	—		8,143
Payable to AVI BioPharma, Inc.	565	—	—		565
Accrued payroll and employee benefits	2,421	375	—		2,796
Total current liabilities	13,661	615	—		14,276

Deferred rent	965	—	—		965
Total liabilities	14,626	615	—		15,241

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	1	(1	)(3)	—
Common stock	52	1	(1	)(3)	52
Additional paid in capital	410,577	5,314	3,686	(1)(3)	419,577
Accumulated other comprehensive gain	12,496	—	—		12,496
Accumulated deficit	(360,198)	(4,783)	(11,508	)(1)(2)(3)	(376,489)
Total stockholders’ equity	62,927	533	(7,824)		55,636
Total liabilities and stockholders’ equity	$77,553	$1,148	$(7,824)		$70,877

SUPERGEN, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

For the year ended December 31, 2005

(In thousands, except per share amounts)

			Pro Forma (Note 2)
	SuperGen	Montigen	Adjustments		Combined

Revenues:
Net product revenue	$16,059	$—			$16,059
Development and license revenue from MGI PHARMA, Inc.	13,353	—			13,353
Distribution agreement and other revenue.	757	—			757
Total revenues .	30,169	—	—		30,169

Costs and operating expenses:
Cost of product revenue	3,051	—			3,051
Research and development .	15,059	614	425	(4)(5)	16,098
Selling, general, and administrative	28,046	1,590			29,636
Total costs and operating expenses .	46,156	2,204	425		48,785

Loss from operations	(15,987)	(2,204)	(425)		(18,616)

Interest income	1,727	52	—		1,779
Interest expense	—	(1)	—		(1)
Other than temporary decline in value of investments..	(11)	—	—		(11)
Change in valuation of derivatives..	(211)	—	—		(211)

Net loss	$(14,482)	$(2,153)	$(425)		$(17,060)

Basic and diluted net loss per share .	$(0.28)				$(0.32)

Weighted average shares used in basic and diluted net loss per share calculation	51,309		1,626	(6)	52,935

SUPERGEN, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2006

(In thousands, except per share amounts)

			Pro Forma (Note 2)
	SuperGen	Montigen	Adjustments		Combined

Revenues:
Net product revenue	$2,884	$—	$—		$2,884
Total revenues .	2,884	—	—		2,884

Costs and operating expenses:
Cost of product revenue	548	—	—		548
Research and development .	3,021	215	106	(4)(5)	3,342
Selling, general, and administrative	6,493	495	—		6,988
Total costs and operating expenses .	10,062	710	106		10,878

Loss from operations	(7,178)	(710)	(106)		(7,994)

Interest income	536	7	—		543
Gain on disposition of investment in AVI BioPharma stock resulting from exercise of warrant	780	—	—		780
Change in valuation of derivatives..	(6,326)	—	—		(6,326)

Net loss	$(12,188)	$(703)	$(106)		$(12,997)

Basic and diluted net loss per share .	$(0.24)				$(0.24)

Weighted average shares used in basic and diluted net loss per share calculation	51,758		1,626	(6)	53,384

SUPERGEN, INC.

NOTES TO UNAUDITED PROFORMA COMINED CONDENSED

FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

                Pursuant to the Amended and Restated Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated March 30, 2006 by and among SuperGen, Inc. (“SuperGen”), King’s Peak Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SuperGen, Montigen Pharmaceuticals, Inc., a Delaware corporation (“Montigen”), James N. Clarke as Stockholder Representative and U.S. Bank National Association as Escrow Agent, on April 4, 2006 SuperGen completed its acquisition of Montigen (the “Merger”), for an aggregate purchase price of $40.0 million.  The Montigen stockholders received approximately $9.0 million in cash and $9.0 million in shares of SuperGen’s common stock in connection with the Merger.  An additional $22.0 million in shares of SuperGen common stock will be payable to the Montigen stockholders contingent upon the achievement of specific regulatory milestones.

                The value of the shares of SuperGen common stock used in determining the purchase price was $5.50 per share, based on the average closing price of SuperGen common stock for the five days prior to closing date of April 4, 2006.

                The allocation of purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values.  At the date of acquisition, Montigen was a development stage enterprise.  The purchase price for Montigen was allocated to tangible and intangible assets acquired and liabilities assumed based on their preliminary estimates of fair value at the acquisition date.  The Company has engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identified intangible assets, and certain tangible assets.  Such a valuation requires significant estimates and assumptions including but not limited to:  determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates.  The Company believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions.  The fair value estimates for the purchase price allocation may change as the valuation is finalized and if additional information becomes available.

                The acquisition has been treated as a purchase for accounting purposes, and as such, the Montigen assets acquired and liabilities assumed have been recorded at their preliminarily estimated fair values.  The purchase price for the acquisition, including transaction costs incurred by SuperGen, has been allocated to the assets acquired and liabilities assumed based on preliminarily estimated fair values at the date of acquisition.

                The amount allocated to acquired in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the date of the closing of the acquisition, have not reached technological feasibility and have no alternative future use.  The values of the research projects were determined based on analyses using cash flows to be generated by the products that result from the in-process projects.  These cash flows were estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net cash flows arising from the in-process technology.  These cash flows were substantially reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing.  Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined consolidated statements of operations but will be expensed in the Company’s consolidated financial statements as a charge in the period in which the acquisition closes.

                The amounts allocated to intangible assets acquired consist of Acquired Workforce and CLIMB Technology.  The value of the Acquired Workforce was determined to be $236,000, and was based on a cost approach that identifies the employees that would require significant cost to replace and train, based on their specialized knowledge and expertise specific to the Montigen products.  This value is being amortized over three years, corresponding to the terms of the employment agreements for the acquired employees.  The CLIMB Technology consists of a platform which has been developed to facilitate the unique drug discovery and development process created at Montigen.  The value of this technology was determined to be $1,040,000, which estimates the costs involved in replacing the technology, less tax effects and amortization benefits.  The value of the CLIMB Technology is being amortized over three years, the period of time over which the technology is expected to contribute to future cash flows of the Company.

Note 2 — Pro Forma Adjustments

(1)

To record initial merger consideration of $18,000,000 consisting of approximately $9,000,000 in cash and $9,000,000 in shares of SuperGen stock issued to Montigen stockholders, plus estimated unrecorded transaction expenses of $100,000.

(2)	To record acquired intangible assets (CLIMB Technology $1,040,000 and Acquired Workforce $236,000)

(3)	To eliminate Montigen’s stockholder’s equity at March 31, 2006.

(4)	To record amortization of CLIMB Technology over three years.

(5)	To record amortization of Assembled Workforce over three years.

(6)	To record SuperGen common stock issued in connection with Montigen acquisition.